UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) January 27, 1998

                            O'Reilly Automotive, Inc.
             (Exact name of registrant as specified in its charter)

   Missouri                        0-21318                        44-0618012
---------------             ---------------------             ------------------
(State or other             (Commission File No.)             (IRS Employer
jurisdiction)                                                 Identification No.

                233 South Patterson, Springfield, Missouri 65802

       Registrant's telephone number, including area code (417) 862-2674


ITEM 2.  Acquisition or Disposition of Assets

     On February 2, 1998, the Registrant filed a current report on Form 8-K and reported under Item 2 that on January 27, 1998, the Registrant acquired approximately 90.4 percent of the outstanding common stock of Hi-Lo Automotive, Inc. Because it was impracticable to provide the required financial statements for the acquired business and pro forma financial information related to the transaction at the time of filing, such financial statements and pro forma financial information were not included with that report on Form 8-K. Item 7 herein supplements the earlier filing by providing the required financial statements and the pro forma financial information.

ITEM 7.  Financial Statements

         (a)      Financial Statements of Business Acquired

     The following financial statements for Hi-Lo Automotive, Inc., are listed below and made a part hereof:

                  Report of Independent Accountants
                  Consolidated Balance Sheets
                  Consolidated Statements of Income (Loss)
                  Consolidated Statements of Stockholders' Equity
                  Consolidated Statements of Cash Flows
                  Notes to Consolidated Financial Statements

         (b)      Pro Forma Financial Information

     The following pro forma financial information for O'Reilly Automotive, Inc. are listed below and are made a part hereof:

          Pro Forma Combined Condensed Balance Sheet (Unaudited)
          Pro Forma Combined Condensed Statement of Operations (Unaudited)
          Notes to Pro Forma Combined Condensed Financial Statements (Unaudited)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Hi-Lo Automotive, Inc.:

We have audited the accompanying consolidated balance sheets of Hi-Lo Automotive, Inc., (a Delaware corporation) and subsidiaries, as of December 31, 1997 and 1996, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the three years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hi-Lo Automotive, Inc., and subsidiaries, as of December 31, 1997 and 1996, and the results of operations and cash flow for each of the three years ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Arthur Anderson, LLP
------------------------
Arthur Anderson, LLP

Houston, Texas

January 27, 1998

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                              December 31,
                                                       -------------------------
                 ASSETS                                     1997         1996
                                                       -----------   -----------
CURRENT ASSETS:
     Cash............................................  $    1,334    $    1,180
     Accounts receivable--
       Trade, net of allowance for
        doubtful accounts of $768 and $929...........       6,743         5,651
       Other.........................................       3,621         6,878
     Inventories.....................................      84,223        91,401
     Deferred taxes and other assets.................       3,476         3,281
                                                                                          ------------------------

              Total current assets...................      99,397       108,391

PROPERTY AND EQUIPMENT, net..........................      29,250        31,980

DEFERRED TAXES AND OTHER.............................       3,596         3,717
                                                       ------------  -----------
                                                       $  132,243    $  144,088
                                                       ============  ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current maturities of long-term debt............  $   45,013    $      750
     Accounts payable and accrued liabilities........      24,015        34,350
                                                       ------------  -----------
              Total current liabilities..............      69,028        35,100

LONG-TERM DEBT, net of current maturities............          24        45,612

OTHER LIABILITIES....................................       4,182         4,082


STOCKHOLDERS' EQUITY:
     Preferred Stock, $.01 par value,
       5,000,000 shares authorized, none issued......          --            --
     Common Stock, $.01 par value,
       30,000,000 shares authorized, 10,810,763
       and 10,775,109 shares issued and outstanding..         108           108
     Additional paid-in capital......................      68,392        68,316
     Retained earnings (deficit).....................      (9,491)       (9,130)
                                                       ------------  -----------
              Total stockholders' equity.............      59,009        59,294
                                                       ------------  ----------
                                                       $  132,243    $  144,088
                                                       ============  ===========


                 See Notes to Consolidated Financial Statements

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                        (In thousands, except share data)

                                                             Year Ended December 31,
                                                    --------------------------------------
                                                         1997         1996          1995
                                                    ------------  ------------  ----------
Sales  ............................................    $238,320    $  248,599    $  262,486

Costs and expenses:

     Cost of goods sold, buying
       and distribution...........................      143,013       157,461       159,102

     Operating, selling, general
       and administrative.........................       87,689        99,102        94,955

     Termination fee (1997) and provision for
       asset impairment and store closings (1996).        4,000        51,352            --
                                                      -----------  -----------  -----------

Operating income (loss)...........................        3,618       (59,316)        8,429

Interest expense..................................        4,290         4,268         4,145

Other (income) expense, net.......................          (51)          471         1,218
                                                      -----------  -----------  -----------

Income (loss) before taxes on income..............         (621)      (64,055)        3,066

Taxes on income (benefit from loss)...............         (260)      (10,332)        1,378
                                                      -----------  -----------  -----------

Net income (loss).................................    $    (361)    $ (53,723)   $    1,688
                                                      ===========  ===========  ===========

Earnings (loss) per common share:

     Net income (loss) per common share
       and per common and common equivalent share..   $   (.03)   $   (4.99)    $      .16
                                                      ==========  ===========   ===========

     Weighted average common and weighted average
       common and common equivalent shares
       outstanding.................................   10,775,000  10,756,000    10,733,000



                 See Notes to Consolidated Financial Statements.

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (In thousands, except share data)


                                                Common Stock        Additional    Retained
                                          -----------------------    Paid-In      Earnings
                                            Shares        Amount     Capital     (Deficit)
                                          ----------    ---------   ----------   ----------
Balance, December 31, 1994........        10,732,606    $    107    $  68,164    $  42,905

     Issuance of Common Stock.....            23,744           1          113           --

     Net Income...................                --          --           --        1,688
                                          ----------   ----------   ----------   ---------
Balance, December 31, 1995........        10,756,350    $    108    $  68,277    $  44,593

     Issuance of Common Stock.....            18,759         --           39            --

     Net Loss.....................                --         --           --       (53,723)
                                          ----------   ----------   ----------   ----------
Balance, December 31, 1996........        10,775,109   $    108     $  68,316    $  (9,130)

     Issuance of Common Stock.....            35,654         --           76            --

     Net Loss.....................                --         --           --          (361)
                                          ----------   ----------   ----------   ----------
Balance, December 31, 1997........        10,810,763   $    108     $  68,392    $  (9,491)
                                          ==========   ==========   ==========   ==========



                 See Notes to Consolidated Financial Statements.

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                           Year Ended December 31,
                                                                                   ------------------------------------
                                                                                      1997         1996         1995
                                                                                   ----------   -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)..........................................................    $   (361)    $(53,723)    $  1,688
                                                                                  -----------   -----------   -----------
     Adjustments to reconcile net income (loss) to net cash provided by operating activities--
       Depreciation and amortization............................................       4,410        6,588          6,737
       Write-off of cost in excess of net assets acquired.......................          --       37,668             --
       Provision for impairment of assets and other.............................          --       21,774             --
       Deferred tax provision (benefit).........................................        (112)      (9,134)           829
       (Gain) loss on sales of fixed assets.....................................         (58)        (138)            96
       Changes in assets and liabilities--
         Accounts receivable, net of allowance for doubtful accounts ...........        (198)          (4)           118
         Inventories............................................................       7,178        2,694        (11,783)
         Prepaids and other assets..............................................        (289)         380           (261)
         Accounts payable and other accrued liabilities.........................     (10,128)        (741)         8,566
         Income taxes receivable/payable........................................       2,256       (3,206)          (460)
                                                                                  -----------   -----------   -----------
Total adjustments...............................................................       3,059       55,881          3,842
                                                                                  -----------   -----------   -----------
            Net cash provided by operating activities...........................       2,698        2,158          5,530
                                                                                  -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures.......................................................      (1,913)      (4,301)       (12,088)
     Proceeds from sale-leaseback of real estate................................          --           --          9,071
     Payments for acquisitions, net of cash acquired ...........................          --           --         (2,633)
     Proceeds from assets sold..................................................         649          240             --
                                                                                  -----------   -----------   -----------
            Net cash used in investing activities...............................      (1,264)      (4,061)        (5,650)
                                                                                  -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from (payments on) debt, net......................................      (1,208)       1,598            869
     Proceeds from issuance of Common Stock.....................................          76           39            114
     Repayments of capital lease obligations....................................        (118)        (110)           (97)
     Payments for loan acquisition costs........................................         (30)        (244)            --
                                                                                  -----------   ----------    -----------
          Net cash provided by (used in) financing activities...................      (1,280)       1,283            886
                                                                                  -----------   ----------    -----------

INCREASE (DECREASE) IN CASH.....................................................         154         (620)           766

CASH AT BEGINNING OF YEAR.......................................................       1,180        1,800          1,034
                                                                                  -----------   ----------    -----------

CASH AT END OF YEAR.............................................................    $  1,334      $  1,180      $  1,800
                                                                                  ===========   ===========   ===========

                 See Notes to Consolidated Financial Statements.

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. Description of the Business and Merger with O'Reilly Automotive, Inc.

     Hi-Lo Automotive, Inc., (a Delaware Corporation) and its subsidiaries (the "Company"), sells automotive aftermarket parts, products and accessories for domestic and imported cars, vans and light trucks to do-it-yourself ("DIY") consumers and commercial auto repair outlets through its 189 stores located in Texas, Louisiana and California. Since the opening of the first Hi/LO store in the late 1950s, Hi/LO has targeted the DIY consumer by offering a large selection of repair and replacement parts, friendly customer service and high quality parts at low, discount prices. In recent years, Hi/LO has upgraded its retail marketing effort by undertaking a store modernization program, standardizing its merchandising layouts and store signage, and introducing Company-wide sales promotion programs targeted at the DIY consumer.

     On December 23, 1997, the Company and O'Reilly Automotive, Inc. ("O'Reilly") entered into an Agreement and Plan of Merger (the "O'Reilly Merger Agreement") in which O'Reilly agreed to acquire all of the outstanding shares of the Company for $4.35 per share in cash. The O'Reilly Merger Agreement was approved by the Board of Directors of each company and was signed after the Company terminated its previous Agreement and Plan of Merger (the "Discount Merger Agreement") with Discount Auto Parts, Inc. ("Discount"). In accordance with the terms and conditions of the Discount Merger Agreement, the Company paid Discount a termination fee of $4.0 million. The termination fee was recorded as an operating cost in the fourth quarter of 1997.

     O'Reilly's Offer to Purchase for Cash all Outstanding Shares of Common Stock (the "Tender Offer") commenced on December 24, 1997 and expired on January 26, 1998. As of the expiration date, 90.4% of the outstanding shares of the Company's common stock were tendered under the terms of the Tender Offer and on January 27, 1998 all of such shares were accepted by O'Reilly. Pursuant to the terms and conditions of the O'Reilly Merger Agreement, the Company will be merged with a wholly-owned subsidiary of O'Reilly with the Company being the surviving corporation. Subsequent to the merger each remaining issued and outstanding share will be converted into the right to receive $4.35, subject to dissenters' rights. The merger with O'Reilly is a taxable transaction to the Company's stockholders and will be accounted for as a purchase business combination.

     Concurrent with its acceptance of the shares tendered on January 27, 1998, O'Reilly repaid all amounts outstanding under and terminated the Company's credit facility described in Note J. The payoff amount was approximately $45.9 million. The transaction also resulted in the acceleration and payment to optionees (who held Company stock options which had an exercise price less than $4.35) of a cash amount equal to the difference between $4.35 and the exercise price of each such stock option, multiplied by the number of shares subject to such stock option and cancellation of all Company stock options then outstanding.

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                  B. Summary of Significant Accounting Policies

     Consolidated financial statements include all subsidiaries. All significant intercompany transactions have been eliminated.

     Cash includes cash on hand, cash held in banks and certificates of deposit with an initial maturity of three months or less.

     Accounts receivable - trade are for commercial accounts only and are classified as current assets. Finance charges are not assessed on commercial accounts.

     Inventories are stated at the lower of cost or market. Substantially all inventories represent finished goods, which are costed using the last-in, first-out (LIFO) method.

     Property and equipment are carried at cost. Maintenance, repairs and minor renewals are expensed as incurred.


     Impairment of Long-Lived Assets reflects that effective January 1, 1995, Financial Accounting Standard (FAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, was adopted. Accordingly, in the event that facts and circumstances indicate that the cost in excess of net assets acquired or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset carrying amount to determine if a write-down to market value or discounted cash flow value is required. See Note E for the impact of the Company's impairment analysis for the year ended December 31, 1996.

     Preopening Expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

     Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or remaining lease lives, whichever is shorter. Gains or losses on disposition of property and equipment are included in income in the period of disposal. Loan costs are amortized using the effective interest method over the life of the loan.

     Deferred Income taxes payable represent deferred taxes arising from the recognition of revenues and expenses in different periods for income tax and financial statement purposes.

     Net income (loss) per common share and per common and common equivalent share reflects that effective December 31, 1997, the Company adopted FAS No. 128, Earnings per Share, which establishes standards for computing and presenting earnings per share (EPS). It simplifies the standards for computing EPS previously found in Accounting Principles Board (APB) Opinion No. 15, Earnings per Share, makes them comparable to international EPS standards, and replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS.

     The EPS disclosures for the previous years have been restated to be in conformity with FAS No. 128. For the years ended December 31, 1997 and 1996, basic and diluted EPS are the same as the Company incurred a loss from continuing operations. For the year ended December 31, 1995, basic and diluted EPS are the same due to the fact that inclusion of the Company's stock options in the calculation of diluted EPS would have an antidilutive effect on EPS.

     Risks Due to Use of Estimates in the Financial Statements are inherent in the preparation of financial statements in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain reclassifications have been made to the prior years financial statements to be consistent with the presentation in the current year.

C. Supplemental Cash Flow Information

     Cash interest paid was $4,436,000, $4,082,000 and $4,187,000 during the years ended December 31, 1997, 1996 and 1995. Income tax payments were $1,150,000, $0 and $1,039,000 during the years ended December 31, 1997, 1996 and
1995.


D. Inventories

     The Company believes that the LIFO method of inventory valuation results in a better matching of current costs and revenues. Current replacement cost of inventories on hand was the same as recorded costs at December 31, 1997, 1996 and 1995.


E. Impairment of Assets

     In the third quarter of 1996, the Company concluded that a short-term recovery in sales volume and operating profits was unlikely. Therefore, the Company, which incurred a net loss in the third quarter before such charges, recorded pre-tax charges in the amount of $59.4 million.

     These charges included a $37.7 million impairment charge, with no associated tax benefit, relating primarily to cost in excess of net assets acquired (goodwill); and a $13.7 million charge for future store closings, the impairment of certain assets in underperforming stores and at the Company's distribution center, and the write-down of the cost of real estate held for future expansion.

     The charge for store closings is for future occupancy and leasehold improvement costs related to planned store closings of approximately 11 stores, including six closed in 1997 and three in 1996. Certain store and distribution center assets and real estate held for future expansion were written down to their estimated realizable values.

     In determining the amount of the asset reserves and impairment charges that were made, the Company developed its best estimate of future operating cash flows. Undiscounted cash flows were compared to the carrying value of the assets to ascertain that an impairment had occurred. Estimated future cash flows, excluding interest charges, then were discounted using an estimated 8.0% discount rate. Sales were estimated to increase 2.0% annually, and operating expenses were held constant as a percent of sales. These projections resulted in discounted cash flows that supported the amounts recorded. These projections were prepared solely to determine the appropriate amount of write-off, based on assumptions that management believed to be reasonable at the time; however, no assurance can be given that such projections will be accurate.

     These analyses contain forward-looking information that involve a number of risks, uncertainties and assumptions, including, but not limited to, customer demand and trends in the auto parts, products and accessories industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors' locations and pricing, difficulties with respect to new technologies such as point of sales systems, parts catalogs, supply constraints or difficulties and the results of financing efforts. Should one or more of these or other risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes could vary materially.

     Amortization of cost in excess of net assets acquired was $0, $872,000 and $1,148,000 for the years ended December 31, 1997, 1996 and 1995.

F. Property and Equipment

     The Company's property and equipment consisted of the following (in thousands):

                                                                      December 31,
   Asset                                                       -------------------------
   Life                                                             1997         1996
--------------------------------------------------------------------------   -----------
5-30 years   Land, buildings and improvements................  $   38,306    $   38,805
3-15 years   Furniture and equipment.........................      38,179        36,738
             Construction in progress........................         534         1,105
                                                               -----------   -----------
                                                                   77,019        76,648
             Accumulated depreciation and amortization.......     (47,769)      (44,668)
                                                               -----------   -----------
                                                                $   29,250   $   31,980
                                                               ===========   ===========

     Land, buildings and improvements included $1,975,000 leased under capital leases at December 31, 1997 and 1996. Accumulated amortization under these arrangements aggregated $1,856,000, $1,738,000 and $1,628,000 at December 31, 1997, 1996 and 1995. Depreciation and amortization of these assets was $4,319,000, $5,673,000 and $5,558,000 for the years ended December 31, 1997,
1996 and 1995.


G. Intangible Assets and Other

     The Company's intangible assets and other consisted of the following (in thousands):

                                                               December 31,
                                                       -------------------------
                                                            1997         1996
                                                       -----------   -----------
Loan acquisition costs...............................  $      274     $     244
Investments - Real Estate............................         880         1,147
Deferred Tax Assets..................................       2,552         2,345
                                                        -----------   ----------
                                                            3,706         3,736
Accumulated amortization.............................        (110)          (19)
                                                        -----------   ----------
                                                        $    3,596    $    3,717
                                                        ===========   ==========

     Amortization of loan acquisition costs was $91,000, $43,000 and $31,000 for the years ended December 31, 1997, 1996 and 1995. In the third quarter of 1996, the unamortized portion of the loan acquisition costs associated with the Company's revolving credit agreement with prior lenders was written off.

H. Accounts Payable and Accrued Liabilities

     The Company's accounts payable and accrued liabilities consisted of the following (in thousands):

                                                               December 31,
                                                       -------------------------
                                                           1997         1996
                                                       -----------   -----------
Accounts payable.....................................  $    9,066    $   16,685
Accrued salaries and bonuses.........................       3,988         3,294
Accrued property taxes...............................       4,190         4,294
Other accrued liabilities............................       6,771        10,077
                                                       -----------   -----------
                                                       $   24,015    $   34,350
                                                       ===========   ===========

     The Company is insured for employee indemnity, automobile, general, and product liability losses through a risk retention program. The Company accrues for the estimated losses occurring from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data.

I. Leases

     The Company leases store locations, certain equipment and office space under noncancelable long-term capital and operating leases which extend through 2014.

     Total rental expense on all operating leases was approximately $12,803,000, $12,939,000 and $12,043,000 for the years ended December 31, 1997, 1996 and
1995.

     As of December 31, 1997, minimum commitments on all noncancelable long-term leases were as follows (in thousands):

  Year Ended                                             Capital      Operating
 December 31,                                             Leases         Leases
--------------                                           ---------    ----------
     1998  ............................................  $    104        14,146
     1999  ............................................        25         8,924
     2000  ............................................         0         8,243
     2001  ............................................         0         7,987
     2002  ............................................         0         7,036
     Thereafter........................................         0        34,452
                                                        ----------    ----------
     Total minimum lease payments......................       129     $  80,788
                                                        ----------    ==========
     Amount representing interest......................        10
                                                        ----------
     Present value of net minimum lease payments.......       119
           Less--Current portion.......................        95
                                                        ----------
     Long-term Capital lease obligations...............  $     24
                                                        ==========


J. Debt

     Long-term debt consisted of the following (in thousands):

                                                              December 31,
                                                       -------------------------
                                                           1997          1996
                                                       -----------   -----------
Notes payable to a bank..............................  $   44,918    $   44,230
Long-term debt.......................................          --         1,895
Capital lease obligations............................         119           237
                                                       -----------   -----------
                                                           45,037        46,362
Less-Current maturities..............................      45,013           750
                                                       -----------   -----------
                                                       $      24     $  45,612
                                                       ===========   ===========

     At December 31, 1997, the weighted average interest rate on the notes payable to a bank was 8.3%. In connection with the merger with O'Reilly, the outstanding balance of $44.9 million under the Notes payable to a bank was repaid in January 1998 (see Note A).
         On October 23, 1996, the Company entered into a financing agreement with a new lender. Initial funding under this financing agreement was used to repay amounts outstanding under the Company's prior credit facility. The new financing agreement provides for a borrowing of up to $60.0 million of availability under a revolving credit facility, which matures October 22, 1999, with annual renewals at the option of the Company and the lender. Credit availability is limited to 60% of the value of saleable inventory and 85% of accounts receivable, subject to certain adjustments and reserves which may be made at the discretion of the lender. The facility is secured by all inventories, receivables and fixed assets of the Company and its subsidiaries. The borrowings may be priced, at the Company's option, at the lenders' prime rate, plus 1/4 of 1% or London Interbank Offered Rates (LIBOR) plus 2.25%. The Company pays a commitment fee of 3/8 of 1% per annum on all unused portions of the credit facility. Loan covenants relate to the Company's net worth, cash flow, and restrict capital expenditures to $6.0 million for 1996, $5.9 million for 1997, and $5.0 million for 1998 and 1999; and restrict operating lease payments to $16.0 million per annum through 1999. The Company was in compliance with this financing agreement as of December 31, 1997.

     At December 31, 1997, the Company had $44.9 million outstanding under the credit facility and total unutilized credit facilities of approximately $5.6 million.

     The  Company  has  established   irrevocable  letters  of  credit  totaling
$1,660,000 as security for various insurance contracts.

     The book values of cash, trade accounts receivables and accounts payable approximate their fair values principally because of the short-term maturities of these instruments. The estimated fair value of long-term debt approximates the book value as the debt is priced based upon a floating rate.


K. Income Taxes

     Federal and state income tax provision (benefit) consisted of the following (in thousands):

                                                    Year Ended December 31,
                                            ------------------------------------
                                                 1997         1996        1995
                                            ----------   -----------  ----------
Current provision (benefit)................ $    (148)   $   (1,198)  $     549
Deferred provision (benefit)...............      (112)       (9,134)        829
                                            ----------   -----------  ----------
                                            $    (260)   $  (10,332)  $   1,378
                                            ==========   ===========  ==========

     A reconciliation of the statutory federal income tax rate to the effective tax rate follows:

                                                   Year Ended December 31,
                                              ----------------------------------
                                                 1997         1996        1995
                                              -----------  ----------  ---------
Income tax, statutory rate..................     (34)%        (34)%        34%
Amortization of cost
  in excess of net assets acquired..........      --           20          10
Other, net..................................      (8)          (2)          1
                                               ----------  ----------  ---------
Income tax, effective rate..................     (42)%        (16)%        45%
                                               ==========  ==========  =========


     Deferred income taxes resulted from temporary differences as follows (in thousands):

                                                      Year Ended December 31,
                                                     --------------------------
                                                        1997            1996
                                                     ----------      -----------
Inventories......................................   $     (320)      $    (757)
Property and equipment...........................       (1,859)         (2,198)
Intangible assets and other......................       (1,621)            235
Accounts payable and accrued liabilities.........       (2,220)         (1,828)
                                                    -----------      ----------
Deferred Income Tax .............................   $   (6,020)      $  (4,548)
Valuation Allowance..............................        1,360              --
                                                    -----------      -----------
Net Asset........................................   $   (4,660)      $  (4,548)
                                                    ===========      ===========

The Company has provided a valuation allowance of $1,360,000 on certain deferred tax assets that may not be recoverable. Management believes the net deferred tax asset of $4,660,000 is fully realizable based on net operating loss carry backs.


L. Stockholders' Equity

     The Company has one stock option plan (the "1990 Stock Option Plan") originally adopted on December 11, 1990 and amended thereafter, for which a total of 1,400,000 shares of Common Stock have been reserved for issuance; 305,611 of those shares were available for grant to directors and associates of the Company at December 31, 1997. The Plan provides for the granting of both incentive and nonqualified stock options. Options granted under the Plan have a maximum term of ten years and are exercisable under the terms of the respective option agreements at fair market value of the Common Stock at the date of grant. Payment of the exercise price must be made in cash, or, in whole or in part, by delivery of shares of the Company's Common Stock.




     Incentive stock options for 835,530 shares and nonqualified stock options for 219,136 shares of the Company's Common Stock were outstanding at December 31, 1997. Additional information with respect to the 1990 Stock Option Plan is as follows:

                                                    Options Outstanding
                                        ---------------------------------------------
                                         Number                              Options
                                        of Shares     Price Per Share     Exercisable
                                        ---------    ----------------     -----------
Balance, December 31, 1994........       908,566     $ 6.00  -  19.88       493,006
     Granted......................       488,000       4.94  -  10.63           --
     Became exercisable...........           --        6.00  -  19.88       178,200
     Exercised....................        (1,920)     10.25                  (1,920)
     Canceled.....................      (132,480)      8.06  -  19.88       (73,860)
                                       -----------   ----------------      ---------
Balance, December 31, 1995........      1,262,166    $ 4.94  -  19.31       595,426
     Granted......................         75,800      3.31  -   5.44           --
     Became exercisable...........            --       4.94  -  19.31       255,760
     Exercised....................            --             --                 --
     Canceled.....................       (452,300)     3.31  -  19.31      (351,800)
                                       -----------   ----------------      ---------
Balance, December 31, 1996........        885,666    $ 3.31  -  19.31       499,386
     Granted......................        450,200      2.56  -   3.44           --
     Became exercisable...........            --       2.56  -  19.31       223,040
     Exercised....................            --             --                 --
     Canceled.....................       (281,200)     3.00  -  19.31      (155,560)
                                       -----------   ----------------      ---------
Balance, December 31, 1997........      1,054,666      2.56  -  19.31       566,866
                                       ===========                         =========

     As of December 31, 1997, the Company has two stock-based compensation plans, its 1990 Stock Option Plan, which is described above, and its 1991 Associate Stock Purchase Plan, which is described in Note M below. The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its 1990 Stock Option Plan and its stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company's net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                             1997        1996       1995
                                                           ---------  ---------  -----------

Net income (loss)                As reported.......        $(361)     $(53,723)     $1,688
                                 Pro forma.........         (763)      (54,178)      1,391

Net income (loss) per share      As reported.......         (.03)        (4.99)        .16
                                 Pro forma.........         (.07)        (5.04)        .13

     A summary of the status of the Company's 1990 Stock Option Plan as of December 31, 1997 and 1996, and changes during the years ending on those dates is presented below:

                                                     1997                          1996
                                          -------------------------    --------------------
                                              Weighted-                  Weighted-
                                               Average                    Average
                                                Shares      Exercise      Shares     Exercise
Fixed Options                                   (000)       Price         (000)      Price
------------------------------------------   -----------  ---------    ----------  --------

Outstanding at beginning of year.....              886        $9.41        1,262      $10.54
Granted..............................              450         3.20           76        4.50
Exercised............................               --           --           --          --
Canceled.............................             (281)        8.50         (452)      11.72
                                              ----------                   ------
Outstanding at end of year...........            1,055         7.00          886        9.41
                                              ==========                   ======

Options exercisable at year-end......              567                       499
Weighted-average fair value of
  options granted during the year....            $8.82                    $10.26


     The following table summarizes information about fixed stock options outstanding as of December 31, 1997:

                                        Options Outstanding                           Options Exercisable
--------------------------------------------------------------------------    ----------------------------------
                     Number        Weighted-Average                              Number
    Range of       Outstanding         Remaining         Weighted-Average      Exercisable     Weighted-Average
Exercise Prices    at 12/31/97     Contractual Life       Exercise Price       at 12/31/97       Exercise Price
--------------------------------------------------------------------------    ----------------------------------
1) $2.56- 5.94        448,400          4.0 years               $3.41              105,02               $3.83
2)        6.00         60,666          3.0                      6.00               60,666               6.00
3)  8.06-12.95        457,100          1.85                     9.04              312,680               9.20
4) 13.13-19.88         88,500           .85                    15.41               88,500              15.36
                    ---------                                                     -------
    2.56-19.88      1,054,666          3.27                     7.00              566,866               8.82
                    =========                                                     =======

     As further discussed in Note A and in connection with the merger with O'Reilly, options that had an exercise price less than $4.35 were cashed in and all other options were canceled.

     The fair value of each grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of nil for all years; expected volatility of 46, 49 and 32 percent; risk free interest rates of 6.5% for all years; and expected lives of 5.5 for all years.


Preferred Share Purchase Rights

     On August 23, 1996, the Company's Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan") to help assure that all of the Company's stockholders receive fair and equal treatment in the event of certain changes of control of the Company. The Rights Plan was effected by issuing one preferred share purchase right for each outstanding share of Common Stock. These rights are not currently exercisable and will become exercisable only upon the occurrence of specified events related to a change in control of the Company. When exercisable, each right will entitle the holder to purchase 1/1000 of a share of the Company's Series A Junior Participating Preferred Stock at an initial exercise price of $14.00 per right. The rights expire on September 2, 2006, unless extended or redeemed.

The Rights Plan was amended effective October 17, 1997, to provide that it would not be triggered as a result of the Company's entering into the Discount Merger Agreement on that date with Discount or as a result of the consummation of the merger contemplated by the Discount Merger Agreement. The Rights Plan was further amended effective December 23, 1997, when the Company terminated the Discount Merger Agreement and entered into the O'Reilly Merger Agreement with O'Reilly. The December 23 amendment nullified the effect of the October 17, 1997, amendment to the Rights Plan and provided that the Rights Plan would not be triggered as a result of the Company's entering into the O'Reilly Merger Agreement, or as a result of the announcement or consummation of the Tender Offer, or of the merger contemplated by the O'Reilly Merger Agreement.

 .
M. Associate Stock Purchase Plan

     The Company's 1991 Associate Stock Purchase Plan (the "Purchase Plan") assists associates in acquiring stock ownership in the Company. Under the Purchase Plan, an eligible associate authorizes payroll deductions to be made during a 12-month period (the "Option Period"), which amounts are used at the end of the Option Period to acquire shares of Common Stock at 85% of the fair market value of the Common Stock on the first or the last day of the Option Period, whichever is lower. Associates who have completed one year of service as of the commencement date of an applicable Option Period may participate in the Purchase Plan. Associates have discretion to determine the amount of their payroll deduction under the Purchase Plan, subject to certain limitations. The Purchase Plan terminates on April 4, 2001, and the maximum number of shares of Common Stock that may be issued under the Purchase Plan is 175,000.

     At the close of the 1994 Option Period, an aggregate of 29,090 shares of Common Stock was acquired by 137 participants at a price of $8.29 per share. At the close of the 1995 Option Period, an aggregate of 22,169 shares of Common Stock was acquired by 71 participants at a price of $4.36 per share. At the close of the 1996 Option Period, an aggregate of 18,759 shares of Common Stock was acquired by 31 participants at a price of $2.13 per share. At the close of the 1997 Option Period, an aggregate of 35,654 shares of Common Stock was acquired by 47 associates at a price of $2.13 per share, and 7,076 shares remained available for issuance under the Purchase Plan.

N. Commitments and Contingencies

Insurance

     The Company maintains insurance for on the job injuries to its associates and other coverages for normal business risks. A substantial portion of the Company's current and prior year insurance coverages are "high deductible" policies in which the Company, in many cases, is responsible for the payment of incurred claims up to specified individual and aggregate limits, over which a third party insurer is contractually liable for any additional payment of such claims. Accordingly, the Company bears certain economic risks related to these coverages. On a continual basis, and as of each balance sheet date, the Company records an accrual equal to the estimated costs expected to result from incurred claims plus an estimate of claims incurred but not reported as of such date based on the best available information at such date. However, the nature of these claims is such that actual development of the claims may vary from the estimated accruals. All changes in the accrual estimates are accounted for on a prospective basis and could have a significant impact on the Company's financial position or results of operations.

Litigation

     In July 1997, the Company's operating subsidiary, Hi-Lo Auto Supply, L.P. ("Hi/LO") was served with a purported class action petition styled "Charles Beresky vs. Hi-Lo Auto Supply, L.P., "Cause No. B-157-070 in the District Court of Jefferson County, Texas, 60th Judicial District. The petition alleges that Hi/LO developed a scheme to promote, offer and sell "old," "used" and "out of warranty" batteries as if the batteries were new and seeks certification as a class action on behalf of all persons and entities in the United States that have purchased a battery from Hi/LO during the period May 5, 1990 to the present. In the petition, the plaintiffs purport to state causes of action for deceptive trade practices violations, breach of contract, negligence, fraud, negligent misrepresentation and breach of warranty, and the plaintiffs seek actual damages, treble damages, punitive damages, attorneys' fees and pre and post-judgement interest.

     The lawsuit is similar to class action litigation brought against a number of retail auto parts chains and other retailers of aftermarket automotive batteries. While it is too early to predict the impact of this litigation, management believes the claims are without merit and intends to vigorously defend this action.

     The Company is also party to various routine claims and lawsuits arising in the normal course of the Company's business. The Company does not believe that such claims and lawsuits, individually or in the aggregate, will have a material adverse effect on the Company's results of operations or financial position.

Profit-Sharing and Salary Deferral Plan

     The Company has a combination profit-sharing and salary deferral plan ("401(k) plan") for the benefit of its associates. The 401(k) plan covers substantially all associates who have completed one year of service and are at least 19 years old. Under the salary deferral portion of the 401(k) plan, participants may defer up to 15% of their eligible compensation, and the Company may, at the discretion of the Board of Directors, elect to match a portion of the deferred compensation. During the years ended December 31, 1997, 1996 and 1995, associates deferred $571,000, $632,000 and $630,000 and the Company made matching contributions totaling $112,000, $127,000 and $130,000.

     Under the profit-sharing portion of the 401(k) plan, the Company may, at the discretion of the Board of Directors, contribute to the 401(k) plan from its profits. The Company had no profit-sharing contributions for the years ended December 31, 1997, 1996 and 1995.

Incentive Compensation Plans

     The Company has various incentive compensation plans covering officers and other key associates which are based upon the achievement of specified earnings goals. All awards are payable in cash. Charges to expense for current and future distributions under the plans amounted to $673,000, $254,000, and $168,000 for the years ended December 31, 1997, 1996 and 1995.

N. Quarterly Financial Information (unaudited)

   Summarized quarterly financial data for the Company for the years ended December 31, 1997 and 1996 is as follows:

                                                                    First       Second       Third         Fourth
                                                                   Quarter      Quarter     Quarter        Quarter
                                                                ------------  ----------  ----------  -----------
                                                                         (In thousands, except share data)
1997
     Sales....................................................  $    55,505   $   63,760  $   65,294  $   53,761
     Gross profit.............................................       22,376       25,124      25,864      21,943
     Net income (loss)   .....................................  $      (480)  $    1,098  $    1,314  $   (2,293)
                                                                ============  ==========  ==========  ===========
     Net income (loss) per common share and per
        common and common equivalent share....................  $     (0.04)  $     0.10  $     0.12  $    (0.21)
     Weighted average common and weighted average
        common and common equivalent shares
        outstanding...........................................   10,775,000   10,775,000  10,775,000  10,775,000

1996
     Sales....................................................  $    60,835   $   67,092  $   64,396  $    56,276
     Gross profit.............................................       23,762       26,008      19,731       21,637
     Net income (loss)   .....................................  $      (431)  $      185  $ (51,659)  $    (1,818)
                                                                ============  ==========  ==========  ============

     Net income (loss) per common share and per
        common and common equivalent share....................  $      (.04)  $      .02  $   (4.80)  $      (.17)
                                                                ============  ==========  ==========  ============

     Weighted average common and weighted average
        common and common equivalent shares
        outstanding...........................................   10,756,000   10,756,000  10,756,000  10,756,000

     The Company's business is seasonal in nature, primarily as a result of the impact of weather conditions. Sales and gross profits have historically been higher in the second and third quarters (April through September) of each year than in the first and fourth quarters. Weather extremes tend to enhance sales by causing a higher incidence of parts failures and increasing sales of seasonal products. Rainy weather, however, tends to reduce sales by causing deferral of elective maintenance.

                   O'Reilly Automotive, Inc. and Subsidiaries

          Pro Forma Combined Condensed Financial Statements (Unaudited)
                                December 31, 1997


     Effective January 31, 1998, O'Reilly Automotive, Inc. and subsidiaries (the "Company") acquired all of the issued and outstanding shares of common stock of Hi-Lo Automotive, Inc. and subsidiaries ("Hi/LO") for a cash purchase price of $47.0 million, or $4.35 per common share, plus acquisition costs of approximately $2.2 million. The Company funded the purchase price principally from borrowings under its newly acquired credit facility.

     The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the merger (the "Merger") of the Company with Hi/LO, using the purchase method of accounting, with the net assets acquired and liabilities assumed recorded at fair values, and the results of Hi/LO's operations included in the Company's consolidated financial statements from the date of acquisition.

     The unaudited pro forma combined condensed financial statements are based on the historical consolidated financial statements of the respective companies. These unaudited pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited financial statements, including the notes thereto, of the Company, as filed as Exhibit 13.1 to the Registrant's Annual Shareholders' Report on Form 10-K for the year ended December 31, 1997, and Hi/LO which are included herein.

     The unaudited pro forma combined condensed balance sheet as of December 31, 1997, gives effect to the Merger as if it had occurred on December 31, 1997, and combines the audited consolidated balance sheet of the Company with the audited consolidated balance sheet of Hi/LO as of December 31, 1997.

     The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1997, reflects the combination of the consolidated statement of income of the Company for the year ended December 31, 1997, and the consolidated statement of operations of Hi/LO for the year ended December 31, 1997.

     The purchase accounting information included herein is preliminary and has been made solely for the purposes of developing the unaudited pro forma combined condensed financial information. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would have actually been reported had the Merger occurred as of December 31, 1997, or January 1, 1997, nor is it necessarily indicative of future financial position or results of operations. Although cost savings and other benefits from the synergies of the combined companies are expected, no such benefits are reflected in these pro forma combined condensed financial statements.

                   O'Reilly Automotive, Inc. and Subsidiaries
             Pro Forma Combined Condensed Balance Sheet (Unaudited)
                                December 31, 1997
                                 (in thousands)


                                                 Hi-Lo            O'Reilly             Pro forma         Pro forma
                                            Automotive, Inc.   Automotive, Inc.       Adjustments         Combined

                                           ------------------ ------------------- ----------------- -----------------
ASSETS
Current assets:
Cash                                                 $  1,334          $  2,285       (d) ($   736)         $  2,883
Short-term investments                                     --             1,000                 --             1,000
Accounts receivable                                    10,364            12,469       (a)     (900)           21,933
Inventories                                            84,223           111,848                 --           196,071
Deferred income taxes                                   2,108             1,424       (e)     2,052            5,584
Assets held for resale                                                                (b)       600              600
Prepaid and other current assets                        1,368             5,114                 --             6,482
                                            ------------------ ----------------- ------------------ -----------------
                      Total current assets             99,397           134,140              1,016           234,553

Property and equipment, net                            29,250           108,440       (b)   (4,100)          129,990
                                                                                      (c)   (3,600)
Deferred income taxes                                   2,552             2,757       (e)    2,866             8,175
Other assets                                            1,044             2,280       (d)      736             4,060
                                            ------------------ ----------------- ------------------ -----------------

                              Total assets           $132,243          $247,617           ($3,082)          $376,778
                                            ================== ================= ================== =================

LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                     $  9,066          $ 36,099       $                     $ 45,165
Other current liabilities                              14,949             1,647       (f)    2,800            23,296
                                                                                      (g)    2,200
                                                                                      (h)    1,700
Current maturities of long-term debt                   45,013               130       (k)  (45,013)              130

Income taxes payable                                       --             2,501                  --            2,501
                                            ------------------ ----------------- ------------------ -----------------
                 Total current liabilities             69,028            40,377            (38,313)           71,092

Long-term debt                                             24            22,641       (k)   94,240           116,905
Deferred income taxes                                      --             2,145                 --             2,145
Other liabilities                                       4,182               415                 --             4,597
                                            ------------------ ----------------- ------------------ -----------------
                         Total liabilities             73,234            65,578             55,927           194,739
                                            ------------------ ----------------- ------------------ -----------------

Stockholders' equity:
Preferred stock                                            --                --                 --                --
Common stock                                              108               211       (j)     (108)              211
Additional paid-in capital                             68,392            77,077       (j)  (68,392)           77,077
Retained earnings (deficit)                            (9,491)          104,751       (j)    9,491           104,751
                                            ------------------ ----------------- ------------------ -----------------
                                                       59,009           182,039            (59,009)          182,039
                                            ------------------ ----------------- ------------------ -----------------
Total liabilities and stockholders' equity           $132,243          $247,617           ($ 3,082)         $376,778
                                            ================== ================= ================== =================

                              See the accompanying
   Notes to the (Unaudited) Pro Forma Combined Condensed Financial Statements

                   O'Reilly Automotive, Inc. and Subsidiaries

        Pro Forma Combined Condensed Statement of Operations (Unaudited)
                  For the Year Ended December 31, 1997
                    (in thousands, except per share amounts)


                                                    Hi-Lo                O'Reilly         Pro Forma       Pro Forma
                                               Automotive, Inc.      Automotive, Inc.    Adjustments       Combined
                                              -----------------      ----------------   -------------    ------------

Sales                                                 $238,320              $316,399    $        --        $554,719

Cost of goods sold, including
   warehouse and distribution costs                    143,013               181,789             --          324,802

Operating, selling, general and
   administrative expenses                              87,689                97,526    (l)   (1,000)        184,415


Termination fee                                          4,000                    --    (i)   (4,000)            --
                                              -----------------      ----------------   ----------------   ------------

Operating income                                         3,618                37,084           5,000          45,302

Other income (expense):
Interest expense                                        (4,290)                 (139)   (m)   (2,600)         (7,229)
                                                                                        (n)     (200)
Interest income                                             --                   198              --             198
Other, net                                                  51                   413              --             464
                                              -----------------      ----------------   ---------------   -------------

Income (loss) before taxes                                (621)               37,556           2,200          39,135

Income tax provision (benefit)                              (260)             14,413    (e)      836          14,989
                                              --------------------   ----------------   ---------------   -------------

Net income (loss)                                    ($      361)           $ 23,143        $  1,364        $ 24,146
                                              ====================   ================   ===============   =============

Basic earnings (loss) per share                           ($0.03)              $1.10                           $1.15
Weighted average shares                                    10,775             21,043                          21,043

Diluted earnings (loss) per share                         ($0.03)              $1.09                           $1.13
Weighted average shares (adjusted)                         10,775             21,277                          21,277










                              See the accompanying
   Notes to the (Unaudited) Pro Forma Combined Condensed Financial Statements

                   O'Reilly Automotive, Inc. and Subsidiaries

      Notes to Unaudited Pro Forma Combined Condensed Financial Statements


     Acquisition cost and the preliminary purchase accounting adjustments are set forth below (in thousands):

Purchase price                                         $47,027
Transaction costs                                        2,200
                                                      ---------
        Total acquisition costs                         49,227

Book value of net assets acquired                                        $59,009
  Purchase price adjustments
     Write down of amounts due from vendors                              (   900)
     Reserve for store closures                                          ( 2,800)
     Reserve for employee severance                                      ( 2,200)
     Write down of property and equipment                                ( 3,500)
     Other assumed liabilities                                           ( 1,700)
     Deferred tax assets                                                   4,918
                                                                       ---------

Book value of net assets acquired after
   preliminary purchase accounting adjustments                            52,827

Net excess of net assets acquired over
   acquisition cost
     Write down of property and equipment                                (3,600)
                                                      --------------------------

                                                        $49,227          $49,227
                                                      ===========    ===========



     The purchase price is based on the purchase of 100% of the outstanding shares, or 10,810,763 shares of Hi-Lo Automotive, Inc. Common Stock at $4.35 per share, plus the related transaction costs.

     The Company incurred approximately $2.2 million in the aggregate for transaction costs in association with the Merger. These transaction costs included legal, printing, accounting and financial advisory services as well as other related expenses attributable to such transactions.

     (a) Reflects the write off of certain amounts receivable from vendors in connection with the remerchandising of Hi/LO's product lines to conform with the Company's merchandising strategy. This conversion will entail the elimination of certain Hi/LO product lines which are not carried in the Company's product lines.

                   O'Reilly Automotive, Inc. and Subsidiaries

      Notes to Unaudited Pro Forma Combined Condensed Financial Statements


     (b) Reflects the write down of certain existing Hi/LO property and equipment to fair value and the reclassification of property and equipment to assets held for sale.

     (c) Reflects the write down of property and equipment due to the fair value of net assets acquired exceeding total acquisition cost.

     (d) Reflects the net effect of the write off of Hi/LO deferred loan costs applicable to Hi/LO debt and the addition of deferred loan costs applicable to the Company's debt to be incurred as a result of this Merger.

     (e) Represents the related income tax effect of the pro forma adjustments utilizing a combined statutory federal and state tax rate of 38%.

     (f) Reflects the estimated cost of closure of certain existing Hi/LO stores.

     (g) Reflects the estimated cost of employee severance related to employees that are expected to be terminated subsequent to the Merger.

     (h) Reflects adjustment of certain acquired operating leases to fair value, write off of certain accounts payable debit balances and reserve for certain litigation costs and expenses.

     (i) Reflects the elimination of Hi/LO accruals for termination fee incurred as a result of termination of the merger agreement between Hi/LO and Discount Auto Parts.

     (j) Reflects the elimination of the historical stockholders' equity of Hi/LO.

     (k) Reflects the issuance of additional debt by the Company for repayment of existing Hi/LO indebtedness and to fund the purchase of 100% of the outstanding Hi/LO Common Stock in conjunction with the Merger.

     (l) Reflects the estimated reduction in depreciation of property and equipment based on the reduction in historical cost as a result of the purchase accounting adjustments.

     (m) Reflects the net effect of the estimated reduction in interest expense resulting from the refinancing of Hi/LO debt with borrowings by the Company and the estimated increase in interest expense due to the issuance of debt by the Company to fund the purchase of 100% of the outstanding Hi/LO Common Stock, at an assumed interest rate of 6.5%.

     (n) Reflects an increase in interest expense due to the amortization of deferred loan cost.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Date ________________________            By ____________________________________
                                         Name:  David O'Reilly
                                         Title:  President and
                                             Chief Executive  Officer
                                         O'Reilly Automotive, Inc.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report dated January 27, 1998, in this Form 8-K. It should be noted that we have not audited any financial statements of Hi-Lo Automotive, Inc. and subsidiaries subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.



/s/ Arthur Anderson, LLP
------------------------

April 10, 1998

Houston, Texas